Exhibit 99.1

Getty Images Explores Strategic Alternatives

SEATTLE – January 22, 2008 – While it is the long-standing policy of Getty Images, Inc. (NYSE: GYI) not to confirm or deny market rumors, in response to articles that were published on January 21, 2008, Getty Images confirmed today that its Board of Directors is exploring strategic alternatives to enhance shareholder value. The Board of Directors has retained Goldman, Sachs & Co. as its financial advisor and Weil, Gotshal & Manges LLP as its legal advisor in connection with its evaluation of such alternatives.

While the evaluation process, including discussions with various interested parties, is ongoing, there can be no assurance that any transaction will occur or as to the timing, structure, price or terms of any transaction. Getty Images does not plan to update the market with any further information on the process unless and until such time as its Board of Directors deems appropriate.

As previously announced, Getty Images will release its financial results for the fourth quarter and year ended December 31, 2007, on Thursday, January 31, 2008.

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://www.gettyimages.com.

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